CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of LMP Capital and Income Fund Inc. of our report dated January 21, 2025, relating to the financial statements and financial highlights, which appears in LMP Capital and Income Fund Inc.’s Annual Report on Form N-CSR for the year ended November 30, 2024. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements”, “Senior Securities”, and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

March 10, 2025